                                                                    EXHIBIT 99.1

                                   HURRY, INC.
                      (f/k/a/ Harry's Farmers Market, Inc.)
                                3804 Roswell Road
                                Atlanta, GA 30342

                                                               February 11, 2002

To the Shareholders of Record as of February 11, 2002:

On January 30, 2002, the Board of Directors of Hurry, Inc., formerly known as Harry's Farmers Market, Inc. (the "Company"), declared a capital distribution of $0.38 per share to shareholders of record as of the close of business on February 11, 2002. Such amount is in connection with the sale to Whole Foods Market Group, Inc. of the Company's megastores and related assets on October 31, 2001.

Enclosed is your distribution of $0.38 per share. You will receive a Form 1099 for 2002 relating to this distribution from SunTrust Bank, the Company's transfer agent and registrar, on or about January 31, 2003. We recommend you consult your tax advisor for further information.

As previously announced, while no assurances can be given as to the timing and amount, if any, the Company still hopes to make an additional distribution to shareholders after its Board of Directors has ascertained all potential contingencies related to the ongoing operations and winding up of the Company. The Board is considering various alternatives to wind down the affairs of the Company and liquidate the remaining assets, in an effort to maximize remaining value for the shareholders. Since the sale to Whole Foods, the Company has closed three of its Harry's In A Hurry stores, has now agreed to sell one of the remaining stores and continues to operate two of such stores. Management and the Board of Directors are continuing to seek alternatives for the remaining Hurry, Inc. stores and assets, which may include the sale or transfer of the properties and related assets and liabilities, a sale of the outstanding shares of stock of the Company, the closing of additional locations or other methods of minimizing liability and enhancing shareholder value, to the extent possible.

In determining any further distribution to shareholders, the Board of Directors continue to work to resolve certain contingencies and ongoing liabilities, including, but not limited to, the resolution of the working capital adjustment and other escrow funds related to the Whole Foods transaction, the obligations of the remaining leases for Harry's In A Hurry stores and ongoing equipment leases. The Company remains currently solvent and intends to comply with all legal requirements prior to making any distributions.

                                            Sincerely,

                                            Board of Directors
                                            Hurry, Inc.